Exhibit k

Law Department
The Lincoln National Life Insurance Company
350 Church Street
Hartford, CT 06301

Carolyn Augur
Assistant Vice President
and Senior Counsel
Phone: 860-466-1111
Carolyn.Augur@LFG.com

VIA EDGAR

May 26, 2021

The Lincoln National Life Insurance Company
1300 S. Clinton Street
Fort Wayne, IN 46802

Re:            Opinion of Counsel
Registration Statement on Form N-4
Lincoln Investor Advantage® Pro Advisory Choice
(File Nos. 811-08517; 333-252654)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln Life Variable Annuity Account N (the “Account”), a segregated account of The Lincoln National Life Insurance Company (“Lincoln Life”), of contributions from a person pursuant to an annuity contract issued in accordance with the applicable prospectus contained in the registration statement on Form N-4, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln Life.

I consent to the filing of this Opinion as an exhibit to the Account’s Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4.

Sincerely,

/s/ Carolyn Augur

Carolyn Augur